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                                   EXHIBIT (1)

                      RESOLUTION OF THE BOARD OF DIRECTORS
                         ESTABLISHING VARIABLE ACCOUNT A


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                                 CERTIFICATE OF
                              CORPORATE RESOLUTION

     I HEREBY CERTIFY that the following is a true copy of a resolution adopted by the Board of Directors of KEYPORT LIFE INSURANCE COMPANY, a Rhode Island Corporation, at a meeting of the Board duly held on January 9, 1980, at which a quorum was present, that the same are in conformity with the provisions of the charter and Bylaws of the Corporation and that they are now in full force and effect.

     RESOLVED, that Keyport Life Insurance Company is hereby authorized to establish one or more separate accounts in accordance with state insurance laws and to issue variable annuity contracts with the reserves for such contracts being segregated in such separate accounts; and

     FURTHER RESOLVED, that the proper officers of Keyport Life Insurance Company are hereby authorized to designate said separate accounts as may be deemed necessary or convenient and to register such separate accounts and those variable annuity contracts authorized hereby under such federal security laws as are deemed appropriate; and

     FURTHER RESOLVED, that the proper officers of Keyport Life Insurance Company are hereby authorized to invest such sums in any separate account established hereby as may be deemed necessary or appropriate to comply with requirements of applicable law; and

     FURTHER RESOLVED, that the proper officers of Keyport Life Insurance Company are hereby authorized to do any act necessary to carry out the purposes of this foregoing resolution.

     IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of said Corporation this 29th day of January, 1996.





[SEAL]                        /s/ James J. Klopper
                              -----------------------------------------------
                              James J. Klopper, Assistant Secretary